Exhibit 10.1

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (this “Agreement”) is made as of September 8th, 2012 (the “Effective Date”) between Valley High Mining Company, a Nevada corporation (“VHMC”), the address of which is 12835 East Arapahoe Road,  Tower One Suite 810, Englewood, CO 80112, and Corizona Mining Partners, LLC, a Minnesota limited liability company (“Corizona”), the address of which is 13570 Grove Drive #248, Maple Grove, MN 55311.  VHMC and Corizona shall be referred to individually as a “Party” and collectively as the “Parties.”

RECITA LS

A.             The Parties have formed, organized and intend to operate a limited liability company under the laws of Peru (the “JV”). The JV has acquired a leasehold interest in, and intends to develop and explore a property in Peru and ultimately recover and produce mineral revenue therefrom.. The property acquired by the JV has an area of approximately 966 hectares and is located in La Libertad, Peru as described in Exhibit A hereto (the “Property”). The JV shall conduct operations thereon under the project name of Machacala (also referred to as “the Project”).

B.           VHMC has contributed initial capital to secure the Property for the Project by advancing $65,000.00 to the JV as part of VHMC’s total  funding commitment of $2,000,000 (“Contributed Capital”) as provided in Section 2.3.1 of this Agreement for the acquisition, development and future production from the retreatment of tailings on the Property. Corizona, which brought to the JV the opportunity to acquire the Property, has assigned to the JV all of its rights in the Project and Corizona shall act as the operator of the Project for the JV (the “Operator”).

NOW THEREFORE, in consideration of the covenants and conditions contained herein, the Parties agree as follows:

1
Name and Operations.   The JV was formed under the laws of Peru on July 20, 2012 under the name of Minera Carabamba S.A. The affairs of the JV shall be conducted in the manner provided in the operating agreement dated July 6th, 2012 between the Parties (the “Operating Agreement”). A copy of the Operating Agreement is attached hereto as Exhibit B.

2	Contribution.

2.1
Corizona shall contribute to the JV by way of assignment or causing the assignment to the JV that certain Mineral Lease Agreement between Minera Santa Isabel, S.A. and Jaime Enrique Loret de Mola de Lavalle, dated July 6, 2012 for the Project in the form attached hereto as Exhibit C (the “Mineral Lease Agreement”).

2.2
Corizona shall act as the Operator using its best efforts to provide advisory and professional services to and for the JV to obtain necessary approvals, conduct due diligence, surveys and evaluations of the Property. Corizona shall continue to manage the development, exploration and production operations of Project Machacala on behalf of and for the benefit of the JV.

2.3
VHMC agrees to contribute to the JV the Contributed Capital in an aggregate amount of $2,000,000 to be used for the purpose of paying expenses associated with the exploitation and operations of the Project of processing tailings either off-site or on the Property, obtaining necessary approvals for the operation of Project Machacala, and other expenses (collectively, the “Expenses”) as set out in the budget attached hereto as Exhibit D (the “Budget”).  Contributions are to be advanced by VHMC to the JV in accordance with the Budget as set forth below:

2.3.1
A $65,000 contribution has been made by VHMC and has been used as a down payment for acquisition by the JV of the Mineral Lease Agreement from Minera Santa Isabel, S.A.. Such payment was made to ensure the government property payments were made on or before June 30, 2012. This transfer of deposits by VHMC had been confirmed as received on behalf of Corizona on June 27, 2012 and July 20, 2012 and shall be deemed to be a contribution by VHMC to the JV.

2.3.2	A further $15,000.00 contribution was made September 5 2012 in contemplation of execution of this agreement.

2.3.3
VHMC shall contribute an aggregate of $170,000 as the following: $35,000.00 upon the execution of this Agreement and $135,000 on or before September 22, 2012 subject to its receipt of documentation confirming that the Mineral Lease Agreement has been assigned to the JV and such is registered with the Peru public record. These funds are to be used for the initial site visits, further due diligence, legal work,  initiating due diligence and sampling, assaying, surveying and applying for social and environmental permits for the purpose for exploring, exploiting and developing the Project as set out in the Budget. In addition, a portion of the contribution shall be allocated towards obtaining an initial N.I. 43-101 Technical Report once the assays for said report are sampled and assessed.

2.3.4
Unless otherwise agreed by the Parties, a $250,000 contribution shall be made by VHMC within 60 calendar days after the execution of this Agreement and all major agreed upon milestones are achieved for the period between the Effective Date and the date of the $250,000 contribution provided that there has been adherence to the Budget by the Parties.  These funds will be used to further the JV goals of exploring, exploiting and developing the Project which will include covering a substantial portion of the costs of initiating the retreatment of tailings of the Project.

2.3.5
Unless otherwise agreed by the Parties, a further $250,000 contribution shall be made by VHMC within 90 calendar days after the execution of this Agreement and all major agreed upon milestones are achieved for the period between the Effective Date and the date of the $250,000 contribution provided that there has been adherence to the Budget by the Parties.  Funds will be used to further the JV’s goals of exploring, exploiting and developing the Project which will include covering a substantial portion of the costs of initiating the retreatment of tailings of the Project.

2.3.6
Unless otherwise agreed by the Parties the remaining balance of VHMC’s total Contributed Capital shall be made subject to the completion and full approvals of the Project’s Environmental Impact Study and the preparation of a fixed production schedule.  These funds are to be used to further the JV’s goals of exploring, exploiting and developing the Project which will also include the purchase of equipment, assembly and operation of the pilot plant for the retreatment of tailings on the Property. A portion of these funds may also be used towards further exploration of the hard rock asset of the Project.

2.4
If funding of one or more of the contributions specified in Section 2.3 does not occur on or by the dates in such Section 2.3, Corizona may provide written notice to VHMC informing VHMC of such non-funding (the “Non-Funding Notice”).  In such event VHMC shall have five (5) Business Days (as defined below) from the date the Non-Funding Notice is given to meet its commitment.  If VHMC does not satisfy its commitment within such period, Corizona will have the right to terminate this Agreement and VHMC’s ownership participation, subject to VHMC receiving from the JV the promissory note referred to in Section 2.5 of this Agreement in lieu of equity ownership in the JV. For the purpose of this Agreement, “Business Day” shall mean a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their activities.

2.5
In the event VHMC does not make a minimum aggregate contribution of of $1,000,000.00 for any reason other than by reason of war, labor strikes, crime or acts of God (including, but not limited to, hurricanes, flooding, earthquakes, volcanic eruptions, tornadoes (collectively, “Force Majeure”), or the failure by the JV to obtain required environmental or social permits from the Peruvian government  then all funds advanced by VHMC shall pursuant to Section 2.3 shall be converted into the principal amount of a promissory note payable by the JV to VHMC. The promissory note shall be payable one year from the date of the issuance of the note. The outstanding principal of the note shall bear interest at the rate of 5% per annum until paid; provided that after maturity any outstanding principal shall bear interest at the rate of 10% per annum. In the event a physical note is not provided to VHMC, the Parties agree that  the defacto note origin date shall be deemed to commence on the same date that the termination right is excercised by Corizona.

3	Ownership

3.1	VHMC and Corizona hereby agree to the percentage of ownership in the JV in accordance with the following schedule upon the aggregate commitment by VHMC being met:

3.1.1	40% ownership interest to Corizona and 60% by VHMC.

3.1.2
Subject to Section 3.1.3, VHMC shall earn its agreed upon 60% ownership interest in the JV through its contribution of capital in an agreed aggregate amount of $2,000,000. Said ownership interest shall be earned on a pro-rata basis of .003 percent per dollar invested to a maximum of 60 percent.

3.1.3
In order for VHMC to be entitled to an equity ownership position in the JV VHMC must provide a minimum amount of capital of US$1,000,000.00. As provided in Section 2.5, if VHMC does not make such minimum contribution of $1,000,000.00 for any reason other than Force Majeure or the failure by the JV to obtain required environmental or social permits from the Peruvian government , the advanced funds shall be converted to a promissory note in the principal amount of the funds which are advanced.

3.1.4
In the event VHMC advances at least $1,000,000, but does not advance all of the Contributed Capital within the time frame provided in Section 2.3 (including any extensions if the conditions for VHMC’s making the contribution have not been satisfied by the JV), then VHMC shall only be entitled to an equity ownership in the JV equal to the the sum of 20% (for the first $1,000,000 in capital contributed) plus a percentage equal to .004 percent ownership in the JV for for each dollar in excess of $1,000,000 invested by VHMC in the JV (for example, if VHMCV invests an aggregate of $1,500,000, then VHMC shall have a 40% ownership interest).

4	Profits & Distributions

(a)
Distributions of profits from the JV are to be made on a pro rata basis per the ownership interest as described in Section 3.1.  However, the following exceptions to the pro rata distribution provided in Section 4(b) are agreed to by the Parties.

(b)	Prior to the full recovery by VHMC of VHMC’s entire Contributed Capital of $2,000,000, distribution of profits shall be made as follows:

a.	10% to Corizona and 90% to VHMC until VHMC has received an aggregate of $1,000,000 in distributions.

b.	After VHMC has received an aggregate of $1,000,000 in distributions, , 20% to Corizona and 80% by VHMC until VHMC has received an aggregate of $2,000,000 in distributions.

(c)
In the event an operating budget overrun occurs and VHMC contributes to the JV an aggregate amount in excess of $2,000,000, the Parties agree that distributions of profits shall be made 5% by Corizona and 95% by VHMC until VHMC receives in distribution an aggregate amount equal to the aggregate contributions made by VHMC to the JV. In addition, in the event that VHMC contributes more than $1,000,000 (in addition to its requires $2,000,000 of Contributed Capital) in order to fund Budget overruns, then the ownership interest of Corizona in the JV shall without further action being required, be permanently reduced to 5% and the ownership interest of VHMC in the JV permanently increased to 95% and VHMC shall then also be entitled to appoint a person, firm or entity to replace Corizona as Operator of the Project without the consent to the appointment by Corizona being required.

(d)
Both Parties agree that once production commences and the JV is generating a net income, the JV will retain only the required operating capital required for the JV and the remainder will be distributed to the Parties as described in Section 4. Such required operating capital retention will be agreed by the Parties. In the event the Parties cannot agree upon the amount of operating capital to retain, the Parties shall designate a third party satisfactory to the Parties, which third party shall determine the amount of operating capital retention.

(e)	The Parties have agreed to restrict ability to transfer their respective interests in the JVas provided in the Operating Agreement.

5	Representations and Warranties of the Parties.

As of the Effective Date, each Party warrants and represents to the other that:

5.1
it is a corporation or other entity duly organized and in good standing in its jurisdiction of formation and is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

5.2
it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, surface and mineral rights owner, lessor, lessee and other actions and consents required to authorize it to enter into and perform this Agreement have been properly taken;

5.3	it will not breach any other agreement or arrangement by entering into or performing its obligations under this Agreement;

5.4	it is not subject to any governmental order, judgment, decree, debarment, sanction or laws that would preclude the permitting or implementation of the transactions contemplated under this Agreement;

5.5
that each Party will immediately inform the other of any material events, results or any information that may reasonably be expected to affect the other Party regarding its ownership of the JV, whether in a positive or negative way;

5.6	that no public disclosure of any information relating to the JV other than that required by governing laws or regulations be made without the written consent of both Parties;

5.7
that all books, records, agreements and understandings relating to this Agreement and/or the JV be recorded, maintained and made available to each Party on a timely basis. All books and records and financial statements of the JV shall be prepared in accordance to the Operating Agreement; and

5.8	this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

6	Miscellaneous.

6.1
Buy-Sell & Transfer. Neither Party shall transfer all or any part of its rights or obligations under this Agreement, except in conjunction with a transfer or termination of the Party’s ownership interest permitted by the Operating Agreement. Any such permitted assignment shall be subject to the consent requirements under the Operating Agreement.  Nothing in this Section 6.1 requires that a Party’s rights and obligations under this Agreement be assigned in connection with the transfer of its ownership interest in the JV.  Buy-sell provisions are  further defined in the Operating Agreement.

6.2
No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Parties and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party, expressly including the JV, or in any governmental organization or agency.

6.3
Non-Compete Covenants. Neither Party that terminates this Agreement or resigns pursuant to the Operating Agreement, nor any Affiliate of such Party, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Property for twelve (12) months after the effective date of termination or resignation.  If a terminating or resigning Party, or the Affiliate of a terminating/ resigning Party, breaches this Section, such Party shall be obligated to offer to convey to the non-terminating/ non-resigning Party, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-terminating/ non-resigning Party, if the acquiring party is the terminating/resigning Party’s Affiliate).  Such offer shall be made in writing and can be accepted by the non-terminating/ non-resigning Party at any time within ten (10) days after the offer is received by such non-terminating/ non-resigning Party. Failure of a Party’s Affiliate to comply with this Section shall be a breach by such Member of this Agreement. For the purpose of this Section, “Affiliate” shall mean: any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 405 under the  Securities Act of 1933, as amended.

6.4
Arbitration.  All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, will be resolved by binding arbitration before a sole arbitrator, selected by the mutual agreement of the parties, to be conducted in the State of Nevada.  The arbitration will be administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules.  Any award or decision obtained from any such arbitration proceeding will be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof.  Nothing herein contained will bar the right of a party to seek to obtain judicial injunctive relief or other judicial provisional remedies against threatened or actual conduct that will cause loss or damages under the usual equity rules including the applicable rules for obtaining preliminary injunctions and other provisional remedies.

6.5
Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the internal substantive laws of the State of Nevada without giving effect to the principles of conflicts of law thereof. Disputes arising from the performance of this Agreement shall be submitted to American Arbitration Association and resolved by arbitration, pursuant to the rules of the Association pursuant to Section 6.4 hereof.

6.6
Notice. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail or an overnight express mail deposited in a post office addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or, if given by registered mail or the express mail as aforesaid, shall be deemed conclusively to be the third calendar day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

6.7
Entire agreement. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties hereto with respect to the subject matter of this Agreement.

6.8
Consents and waivers. No consent or waiver expressed or implied by either Party hereto in respect of any breach or default by any other Party in the performance by such other of its obligations hereunder shall:

(a)	be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

(b)	be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

(c)	constitute a general waiver under this Agreement; or

(d)	eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

6.9
Captions. The captions and section numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

6.10	Signing of Contract. This contract becomes null and void if Corizona does not receive a fully executive agreement within 48 hours of sending its signed copy to VHMC.

[SIGNATURE PAGE TO FOLLOW]

                       IN WITNESS WHEREOF each of the Parties hereto have hereunto set their respective hands and seals in the presence of their duly authorized signatories effective as of the Effective Date as set forth in the front page of this Agreement.

VALLEY HIGH MINING COMPANY By: /s/ Michel Van Herrweghe Name: Michel Van Herrweghe Title: President

CORIZONA MINING PARTNERS, LLC By: /s/ Ryan Dolder Name: Ryan Dolder Title: President